                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                           (Amendment No.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Amerada Hess Corporation
 ................................................................................

                (Name of Registrant as Specified in Its Charter)

 ................................................................................

    (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
 ................................................................................

      2) Aggregate number of securities to which transaction applies:
 ................................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 ................................................................................

      4) Proposed maximum aggregate value of transaction:
 ................................................................................

      5) Total fee paid:
 ................................................................................

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
 ................................................................................

      2) Form, Schedule or Registration Statement No.:
 ................................................................................

      3) Filing Party:
 ................................................................................

      4) Date Filed:
 ................................................................................

                            AMERADA HESS CORPORATION
                          1185 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10036

                                                                  March 29, 1999

Dear Stockholder:

     The Annual Meeting of Stockholders will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 5, 1999, at 2:00 P.M., local time. The formal Notice of Annual Meeting and Proxy Statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

     You are cordially invited to attend this meeting. The Hess Office Building may be reached, if you travel by car, from Exits 127 (northbound) and 130 (southbound) of the Garden State Parkway or Exit 11 of the New Jersey Turnpike or, if you travel by train, from the Metropark station in Iselin, New Jersey.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR COOPERATION WILL BE APPRECIATED.

                                Sincerely yours,

                                                                 /s/ W.S.H. Laidlaw
                /s/ John B. Hess
             Chairman of the Board                                 President and
          and Chief Executive Officer                         Chief Operating Officer

                                 /s/ Leon Hess
                      Chairman of the Executive Committee

                            AMERADA HESS CORPORATION
                          1185 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10036

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      WEDNESDAY, MAY 5, 1999, AT 2:00 P.M.

To the Stockholders:

     The Annual Meeting of Stockholders of Amerada Hess Corporation will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 5, 1999, at 2:00 P.M., local time, for the following purposes:

       1. To elect five directors for the ensuing three-year term (pages 1 to 16 of Proxy Statement);

       2. To act upon the ratification of the selection by the Board of Directors of Ernst & Young LLP as independent auditors (page 17); and

       3. To transact any other business which properly may be brought before the meeting.

     All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 15, 1999 will be entitled to vote at the meeting.

                      By order of the Board of Directors,

                                 Carl T. Tursi
                                   Secretary

New York, New York
March 29, 1999

                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED.

                            AMERADA HESS CORPORATION
                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Amerada Hess Corporation (the "Corporation") for use at the Annual Meeting of Stockholders (the "Annual Meeting") on May 5, 1999, at 2:00 P.M., local time.

     The Corporation's principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this Proxy Statement is first being sent to stockholders is March 29, 1999.

     You may revoke the proxy at any time prior to its use by delivering a written notice to the Secretary of the Corporation, by executing a later-dated proxy in a form permitted under Delaware law, or by attending the Annual Meeting and voting in person. Proxies in the form enclosed, unless revoked prior to the closing of polls for each matter upon which the stockholders will be entitled to vote at the Annual Meeting, will be voted at the Annual Meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, for the election of directors nominated herein and the proposal to ratify the selection of Ernst & Young LLP ("Ernst & Young") as independent auditors for the fiscal year ending December 31, 1999.

     Holders of record of Common Stock, par value $1.00 per share ("Common Stock"), of the Corporation at the close of business on March 15, 1999 will be entitled to vote at the Annual Meeting. Each share of Common Stock will be entitled to one vote. On March 15, 1999, there were 90,362,705 shares of Common Stock outstanding. There are no other voting securities of the Corporation outstanding. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, five directors are to be elected to serve for a term of three years and until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. Election of directors shall be had by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect tabulation of the vote for directors. Although it is expected that all candidates will be able to serve, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board of Directors unless it reduces the number of directors to be elected.

     The following table presents information as of February 3, 1999 on the nominees for election as directors of the Corporation and the directors continuing in their respective terms of office:

                             NOMINEES FOR DIRECTOR

                                    Class II

                      For Three-Year Term Expiring in 2002

                               PRINCIPAL OCCUPATION              DIRECTOR
          NAME                AND BUSINESS EXPERIENCE     AGE     SINCE          OTHER DIRECTORSHIPS
          ----                -----------------------     ---    --------        -------------------
Edith E. Holiday.........  Attorney; Former Assistant      46      1993    Beverly Enterprises, Inc.
                             to the President of the                       Hercules, Incorporated
                             United States and Secretary                   H.J. Heinz Company
                             of the Cabinet;                               Director or trustee of
                             Former General Counsel,                         various Franklin
                             United States Department                        Templeton mutual
                             of the Treasury                                 funds

W. S. H. Laidlaw.........  President and Chief Operating   43      1994    Premier Oil plc
                             Officer

Roger B. Oresman.........  Consulting Partner,             78      1969    --
                             Milbank, Tweed,
                             Hadley & McCloy LLP
                             (attorneys)

Robert N. Wilson.........  Vice Chairman of the Board      58      1996    United States Trust
                             of Directors, Johnson &                         Corporation
                             Johnson

Robert F. Wright.........  Former President and Chief      73      1981    --
                             Operating Officer of the
                             Corporation

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                                   Class III

                             Term Expiring in 2000

                               PRINCIPAL OCCUPATION              DIRECTOR
          NAME                AND BUSINESS EXPERIENCE     AGE     SINCE          OTHER DIRECTORSHIPS
          ----                -----------------------     ---    --------        -------------------
Peter S. Hadley..........  Former Senior Vice President,   70      1991    --
                             Metropolitan Life Insurance
                             Company

John B. Hess.............  Chairman of the Board and       44      1978    --
                             Chief Executive Officer

William R. Johnson.......  President and Chief Executive   50      1996    Cincinnati Financial
                             Officer and Director,                           Corporation
                             H.J. Heinz Company                            PNC Bank

John Y. Schreyer.........  Executive Vice President and    59      1990    --
                             Chief Financial Officer

William I. Spencer.......  Former President and Chief      81      1982    --
                             Administrative Officer,
                             Citicorp and Citibank, N.A.

                                    Class I
                             Term Expiring in 2001

                               PRINCIPAL OCCUPATION              DIRECTOR
          NAME               AND BUSINESS EXPERIENCE      AGE     SINCE          OTHER DIRECTORSHIPS
          ----               -----------------------      ---    --------        -------------------
Nicholas F. Brady.......  Chairman, Darby Overseas         68      1994    C2, Inc.
                            Investments, Ltd.                              H.J. Heinz Company
                            (investment firm);                             Director or trustee of
                            Former Secretary of the                          various Templeton mutual
                            United States Department                         funds
                            of the Treasury;
                            Former Chairman of the
                            Board, Dillon, Read & Co.
                            Inc. (investment banking
                            firm)

J. Barclay Collins II...  Executive Vice President and     54      1986    Dime Bancorp, Inc.
                            General Counsel

Leon Hess...............  Chairman of the Executive        84      1968    --
                            Committee; Former Chairman
                            of the Board and Chief
                            Executive Officer of the
                            Corporation

Thomas H. Kean..........  President, Drew University;      63      1990    ARAMARK Corporation
                          Former Governor of the                           Bell Atlantic Corporation
                            State of New Jersey                            Fiduciary Trust Company
                                                                             International
                                                                           United HealthCare
                                                                             Corporation

Frank A. Olson..........  Chairman of the Board and        66      1998    Becton Dickinson and
                            Chief Executive Officer,                         Company
                            The Hertz Corporation                          Fund American Enterprises
                                                                             Holdings, Inc.

     All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. On May 3, 1995, Mr. Leon Hess resigned as Chairman of the Board and Chief Executive Officer, Mr. John B. Hess, formerly Senior Executive Vice President of the Corporation, was elected Chairman of the Board and Chief Executive Officer, and Mr. Laidlaw, formerly an Executive Vice President of the Corporation and Managing Director of its wholly-owned British subsidiary, Amerada Hess Limited, was elected President and Chief Operating Officer of the Corporation. Mr. Johnson served in various senior executive positions at H.J. Heinz Company prior to his becoming President and Chief Executive Officer in 1998. Mr. Olson served in a variety of executive positions with The Hertz Corporation or its affiliates since 1964.

     Leon Hess is John B. Hess' father. Leon Hess may be deemed to be a control person of the Corporation by virtue of his stock ownership. See "Ownership of Equity Securities by Management."

     The Audit Committee of the Board of Directors is composed of William I. Spencer, Chairman, Edith E. Holiday, Thomas H. Kean and Robert N. Wilson. The Audit Committee met three times in 1998. The Audit Committee reviews the audit plan developed by the Corporation's independent auditors in connection with their annual audit of the Corporation's financial statements, the results of audits performed by the Corporation's independent auditors, the independent auditors' charges to the Corporation, the response of management of the Corporation to management letters issued by the

Corporation's independent auditors, current accounting rules and changes therein, the operations of the Corporation's internal audit department, the Corporation's audited financial statements and the implementation of the Corporation's Business Practice Guide covering compliance with applicable laws and Corporation policy. The Audit Committee also recommends the selection of independent auditors to the Board of Directors each year.

     The Board of Directors' Compensation Committee (the "Compensation Committee") is composed of Nicholas F. Brady, Chairman, Peter S. Hadley, William
I. Spencer and Robert N. Wilson. The Compensation Committee met twice with respect to 1998 business, once in 1998 and once in early 1999. The Compensation Committee approves and administers the Corporation's compensation policies for executive officers and approves the compensation of the Chief Executive Officer, and in connection therewith is authorized to make awards of options, restricted stock and other stock and cash compensation permitted under the 1995 Long-Term Incentive Plan.

     The Employee Benefits and Pension Committee of the Board of Directors is composed of William I. Spencer, Chairman, Peter S. Hadley, Edith E. Holiday, Thomas H. Kean and Roger B. Oresman. This Committee, which met once in 1998, oversees the Corporation's benefit plans. It recommends to the Board of Directors asset allocation targets and investment managers for the Employees' Pension Plan and appoints investment managers for the Employees' Savings and Stock Bonus Plan and the Savings and Stock Bonus Plan for Retail Operations Employees.

     The Directors and Board Affairs Committee of the Board of Directors is composed of Nicholas F. Brady, Chairman, John B. Hess, Leon Hess, Edith E. Holiday and Thomas H. Kean. This Committee is responsible for reviewing the size and composition of the Board, as well as appropriate board practices and procedures, board meeting content, frequency and length, and the composition and function of committees of the Board of Directors. This Committee also recommends for election as directors qualified candidates identified through various sources. Stockholders may suggest candidates by writing to the Secretary of the Corporation, including a brief summary of each candidate's qualifications. This Committee did not meet in 1998.

     The Board of Directors met ten times in 1998, and each director attended at least 75% of the aggregate of all Board of Directors' meetings and all meetings of committees of the Board of Directors on which he or she served during 1998.

CERTAIN TRANSACTIONS

     The Corporation retained Milbank, Tweed, Hadley & McCloy LLP, of which Mr. Oresman is a consulting partner, to provide legal services in 1998. It is expected that the Corporation's dealings with this firm will continue in 1999.

     In 1998, the Corporation sold petroleum products to The Hertz Corporation, of which Mr. Olson is Chairman of the Board and Chief Executive Officer, in the aggregate amount of $1,180,242 at competitive market prices. The Corporation expects to continue to make such sales in 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     In March, 1999, Mr. William I. Spencer filed a Form 4 for May 1998 reporting the purchase in May 1998 of 1,000 shares of Common Stock. This purchase should have been reported on a Form 4 filed by Mr. Spencer by June 10, 1998.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

  SUMMARY OF COMPENSATION

     The following table sets forth information on cash and other compensation paid or accrued for each of the fiscal years ended December 31, 1998, 1997 and 1996 to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, for services in all capacities to the Corporation and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                               -----------------------------------------   -------------------------------------
                                                                                    AWARDS             PAYOUTS
                                                                           ------------------------   ----------
                                                                           RESTRICTED    SECURITIES
                                                             OTHER            STOCK      UNDERLYING                   ALL OTHER
  NAME AND PRINCIPAL                                        ANNUAL         AWARD(S)($)    OPTIONS/       LTIP      COMPENSATION($)
       POSITION         YEAR   SALARY($)   BONUS($)*   COMPENSATION($)**       ***        SARS(#)     PAYOUTS($)        ****
----------------------  ----   ---------   ---------   -----------------   -----------   ----------   ----------   ---------------
         (a)            (b)       (c)         (d)             (e)              (f)          (g)          (h)             (i)
----------------------  ----   ---------   ---------   -----------------   -----------   ----------   ----------   ---------------
John B. Hess,.........  1998   1,000,000    300,000              --                --      100,000           --         8,000
  Chairman of the       1997   1,000,000    500,000              --         2,737,500      150,000           --         8,000
    Board and Chief     1996   1,000,000    200,000              --                --      105,000           --         7,500
    Executive Officer

W. S. H. Laidlaw,.....  1998     900,000    250,000              --                --       65,000           --         8,000
  President and Chief   1997     900,000    400,000              --         2,190,000      120,000           --         8,000
    Operating Officer   1996     900,000    150,000          39,250                --       70,000           --         7,500

J. Barclay Collins,...  1998     650,000    100,000              --                --       40,000           --         8,000
  Executive Vice        1997     650,000    150,000              --         1,368,750       75,000           --         8,000
    President and       1996     650,000     75,000              --                --       28,000           --         7,500
    General Counsel

John Y. Schreyer,.....  1998     650,000    100,000              --                --       40,000           --         8,000
  Executive Vice        1997     650,000    150,000              --         1,368,750       75,000           --         8,000
    President and       1996     650,000     75,000              --                --       28,000           --         7,500
    Chief Financial
    Officer

Francis R. Gugen,+....  1998     539,000     21,000              --                --       10,000           --        13,258
  Managing Director,    1997     491,000     41,000              --           540,750       30,000           --        13,101
  Amerada Hess          1996     406,000         --              --                --        9,500           --        12,486
    Limited ("AHL")

---------------

     * As explained under "Compensation Committee Report on Executive Compensation", the cash bonuses shown above for 1998, 1997 and 1996 were paid in early 1999, 1998, and 1997, respectively, and vary from amounts reported for 1997 and 1996 in prior years.

   ** In connection with Mr. Laidlaw's overseas employment through May 3, 1995, the Corporation made payments on behalf of Mr. Laidlaw to United Kingdom taxing authorities equal to the difference between Mr. Laidlaw's actual United Kingdom income tax liability and a notional United States income tax on his compensation. These disbursements made in 1996 (for prior tax years), based on the average dollar-sterling exchange rate for such year, amounted to approximately $39,250.

  *** At December 31, 1998, the named executives each held shares of restricted
      Common Stock, subject to vesting pursuant to the Corporation's Executive Long-Term Incentive Compensation and Stock Ownership Plan (the "Restricted Stock Plan"), which expired as to the granting of further awards in 1997, in the following amounts and having the following aggregate market values at such date: Mr. J. B. Hess, 70,000 shares, $3,482,500; Mr. Laidlaw, 60,000 shares, $2,985,000; Mr. Collins, 35,000 shares, $1,741,250; Mr.
      Schreyer, 35,000 shares, $1,741,250 and Mr. Gugen, 7,000 shares, $348,250.
      Additionally, at December 31, 1998, Mr. Gugen held 10,000 shares of restricted Common Stock, subject to vesting pursuant to the Corporation's 1995 Long-Term Incentive Plan, having a market value of $497,500 at such date. To the extent paid on the Corporation's Common Stock generally, dividends accrue on shares of restricted stock and are held in escrow until vesting, at which time they are paid, together with interest accrued thereon at short-term market rates, to the named executives. At December 31, 1998, the named executives held book value appreciation units under the Restricted Stock Plan in the following amounts and having no market value at such date: Mr. J. B. Hess, 70,000 units; Mr. Laidlaw, 60,000 units; Mr. Collins, 35,000 units; Mr. Schreyer, 35,000 units; and Mr. Gugen, 7,000 units. Each book value appreciation unit entitles the holder to a cash payment equal to the increase, if any, in the book value per share of Common Stock over the five-year vesting period of the restricted stock.

**** Amounts shown in column (i) represent matching contributions of the Corporation credited to the named executive officers under the Corporation's Employees' Savings and Stock Bonus Plan, or in the case of Mr. Gugen, under AHL's Stock Purchase Plan.

   + Mr. Gugen's cash compensation is paid in pounds sterling. All amounts shown for Mr. Gugen are based on the average dollar-sterling exchange rate for the applicable year.

  STOCK OPTIONS

     Effective February 3, 1999, the Compensation Committee approved as compensation in respect of 1998 awards of non-qualified stock options to certain officers and other employees under the Corporation's 1995 Long-Term Incentive Plan (the "Incentive Plan"), approved by the stockholders of the Corporation in 1996. These stock options are not currently exercisable. No stock appreciation rights were granted to executive officers for 1998. The following table sets forth information concerning individual grants of stock options made under the Incentive Plan in respect of the last fiscal year to each of the named executive officers, including those awarded in February 1999:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR*

                                                       INDIVIDUAL GRANTS
                                    -------------------------------------------------------
                                     NUMBER OF     PERCENT OF TOTAL
                                     SECURITIES      OPTIONS/SARS     EXERCISE
                                     UNDERLYING       GRANTED TO      OR BASE                 GRANT DATE
                                    OPTIONS/SARS     EMPLOYEES IN      PRICE     EXPIRATION     PRESENT
               NAME                  GRANTED(#)      FISCAL YEAR       ($/SH)       DATE      VALUE($)**
               (a)                      (b)              (c)            (d)         (e)           (f)
               ----                 ------------   ----------------   --------   ----------   ----------
John B. Hess,.....................    100,000            19.8          49.19       2/03/09     1,494,000
  Chairman of the Board and
  Chief Executive Officer

W. S. H. Laidlaw,.................     65,000            12.9          49.19       2/03/09       971,100
  President and Chief Operating
  Officer

J. Barclay Collins,...............     40,000             7.9          49.19       2/03/09       597,600
  Executive Vice President

John Y. Schreyer,.................     40,000             7.9          49.19       2/03/09       597,600
  Executive Vice President

Francis R. Gugen,.................     10,000             2.0          49.19       2/03/09       149,400
  Managing Director, AHL

---------------
 * This table includes information about stock options awarded by the Compensation Committee effective February 3, 1999 as part of compensation in respect of the last fiscal year. These options become fully exercisable February 3, 2000, except that options may become exercisable earlier in full in cases of death, disability, normal retirement or change of control (as described in the Incentive Plan). At the discretion of the Compensation Committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the amount of time elapsed in the non-exercisability period to the early retirement date. Such options remain exercisable until February 3, 2009, except in cases of death, disability, retirement or other termination of employment, in which case options remain exercisable only for certain specified periods thereafter. If an awardee's employment terminates prior to such options becoming exercisable, such options will be forfeited.

** The Grant Date Present Values shown in the above table have been determined, as permitted under applicable rules of the Securities and Exchange Commission, using the Black-Scholes option pricing model. This model, like all pricing models, requires certain assumptions, and therefore the amounts shown should not necessarily be considered indicative of the present value of the amounts that may actually be realized. The following assumptions were made for purposes of this valuation for February 1999 option grants: expected life of seven years for each option; volatility of 21.4%

   (based on historical volatility of the Common Stock over the seven-year period ending January 31, 1999); risk-free rate of return of 4.91%; and dividend yield of 1.22%.

     The following table sets forth information as to the named executives regarding the values of unexercised options under the Incentive Plan as of the end of the last fiscal year:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                    NUMBER OF                VALUE OF UNEXERCISED
                                 SHARES                        UNEXERCISED OPTIONS/              IN-THE-MONEY
                               ACQUIRED ON      VALUE           SARS AT FY-END(#)          OPTIONS/SARS AT FY-END($)
            NAME               EXERCISE(#)   REALIZED($)   (EXERCISABLE/UNEXERCISABLE)*   (EXERCISABLE/UNEXERCISABLE)
             (a)                   (b)           (c)                   (d)                            (e)
            ----               -----------   -----------   ----------------------------   ---------------------------
John B. Hess,................    --            --                 329,000/75,000                  0/0
  Chairman of the Board and
  Chief Executive Officer

W. S. H. Laidlaw,............    --            --                 220,000/60,000                  0/0
  President and Chief
  Operating Officer

J. Barclay Collins,..........    --            --                 110,500/37,500                  0/0
  Executive Vice President

John Y. Schreyer,............    --            --                 110,500/37,500                  0/0
  Executive Vice President

Francis R. Gugen,............    --            --                  36,000/15,000                  0/0
  Managing Director, AHL

---------------
* Excludes options granted February 3, 1999.

  RETIREMENT PLANS

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the Corporation's Employees' Pension Plan (the "Pension Plan"), a qualified defined benefit pension plan, as well as a nonqualified supplemental plan that provides benefits, paid from a trust established and funded by the Corporation, that would otherwise be paid to participants under the Pension Plan but for certain limitations on qualified plan benefits and compensation imposed by the Internal Revenue Code of 1986, as amended (the "Code"), based on remuneration that is covered under the Pension Plan and supplemental plan and years of service:

                               PENSION PLAN TABLE

                               YEARS OF SERVICE
               ------------------------------------------------
REMUNERATION      15        20        25        30        35
------------      --        --        --        --        --
 $  500,000     120,000   160,000   200,000   240,000   280,000
    600,000     144,000   192,000   240,000   288,000   336,000
    700,000     168,000   224,000   280,000   336,000   392,000
    800,000     192,000   256,000   320,000   384,000   448,000
    900,000     216,000   288,000   360,000   432,000   504,000
  1,000,000     240,000   320,000   400,000   480,000   560,000
  1,200,000     288,000   384,000   480,000   576,000   672,000
  1,400,000     336,000   448,000   560,000   672,000   784,000
  1,600,000     384,000   512,000   640,000   768,000   896,000

     A participant's remuneration covered by the Pension Plan and the supplemental plan is twelve times the participant's average monthly compensation (as reported on an annual basis in columns (c) and (d) of the Summary Compensation Table) in the 36 consecutive months (or the number of consecutive months of employment, if fewer) of highest compensation during the 60 months immediately preceding the participant's retirement date. Benefits shown are computed as a straight life annuity beginning at age 65 and do not reflect the offset for a portion of social security benefits as required under the Pension Plan. Covered compensation for the named executives (other than

Mr. Gugen) as of December 31, 1998 was: Mr. J. B. Hess: $1,233,333; Mr. Laidlaw:
$1,083,333; Mr. Collins: $725,000; and Mr. Schreyer: $725,000.

     The following table shows the estimated annual pension payable to a covered participant at normal retirement age under the Amerada Hess Limited Pension Plan (the "AHL Pension Plan"), a United Kingdom tax-approved defined benefit plan, based on remuneration that is covered under the AHL Pension Plan and years of service:

                             AHL PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                           ---------------------------------------------------
              REMUNERATION                   15         20         25         30         35
              ------------                   --         --         --         --         --
$500,000.................................  138,750    185,000    231,250    277,500    323,750
 600,000.................................  166,500    222,000    277,500    333,000    388,500
 700,000.................................  194,250    259,000    323,750    388,500    453,250

     For participants who joined the UK Pension Plan prior to 1 June 1989, the remuneration covered by the UK Pension Plan is their highest annual rate of basic salary (as reported in column(c) of the Summary Compensation Table) within the final 5 years preceding the participant's retirement date. As required by UK legislation, the covered remuneration for other participants is restricted to an earnings cap. The pension shown is the amount payable from age 65 which carries entitlement to a reversionary spouse's pension and is subject to annual cost of living adjustments in accordance with UK legislation. All benefits payable from the UK Pension Plan are subject to overriding restrictions laid down by the Inland Revenue. Covered remuneration for Mr. Gugen as of December 31, 1998 was $539,000 based on the 1998 average dollar-sterling exchange rate.

     The years of credited service for the named executives (other than Mr. Gugen) under the Pension Plan and, except for Mr. Schreyer, the supplemental plan as of February 3, 1999 are as follows: J. B. Hess, 21 years; W. S. H. Laidlaw, 17 years; J. B. Collins, 14 years; and J. Y. Schreyer, 8 years. As of February 1, 1998, Mr. Schreyer had 34 years of credited service under the supplemental plan pursuant to a determination of the Compensation Committee, which gave Mr. Schreyer credit for 26 years of prior service with his previous employer for purposes of determining benefits payable under the supplemental plan. However, retirement benefits payable to Mr. Schreyer in connection with his prior employment will be deducted from benefits payable under the supplemental plan.

     As of March 1, 1999, Mr. Gugen had 17 years of credited service under the AHL Pension Plan.

  EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Mr. Schreyer has an agreement with the Corporation which provides credit for prior service and determines benefits payable under the Corporation's nonqualified supplemental retirement plan, as more fully described above under "Retirement Plans".

     Awards granted to employees under the Incentive Plan, including the named executive officers, are subject to accelerated vesting and cash-out upon the occurrence of a Change of Control, as defined in the Incentive Plan.

  DIRECTORS' COMPENSATION

     Each director who is not an employee of the Corporation or any of its subsidiaries receives an annual fee of $55,000 for membership on the Board of Directors and a fee of $1,000 for each Board of Directors' and Stockholders' meeting attended. Each such director receives an additional annual fee of $4,000 for membership on each committee of the Board of Directors on which such director serves and a fee of $1,000 for each committee meeting attended, except that each such director who is a member of the Executive Committee receives an additional annual fee of $75,000, but no fee for each meeting attended. The members of the Executive Committee are Leon Hess, Chairman, Nicholas F. Brady, John B. Hess, Thomas H. Kean, W. S. H. Laidlaw, John Y. Schreyer, William I. Spencer and Robert F. Wright. Messrs. L. Hess, J.
B. Hess, Laidlaw and Schreyer are employees of the Corporation and receive no additional compensation for serving on any committee of the Board of Directors.

     In addition, in an effort to increase the commonality of interests of outside directors and stockholders, in 1997 the Board of Directors approved a plan to award each non-employee director 200 shares of Common Stock of the Corporation each year commencing in 1998. Such awards were made in January 1998 and January 1999 from treasury shares purchased by the Corporation in the open market.

  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is responsible for approving and administering the Corporation's compensation policies for executive officers and approving the compensation of the Chief Executive Officer of the Corporation. The following report was prepared by the Compensation Committee after its meeting on February 3, 1999 and the Compensation Committee reported to the Board of Directors at its meeting held February 3, 1999.

     Executive Compensation Policies. The Corporation's executive compensation policies are designed to attract and retain executives and motivate them to achieve the Corporation's business goals through a combination of cash and stock-based compensation. The key elements of executive compensation consist of cash salary, cash bonuses, stock option awards, and restricted stock awards. The Compensation Committee also takes into account the full compensation package afforded to each executive, including retirement benefits and other benefits generally available to all eligible employees such as the Corporation's matching contributions under the Employees' Savings and Stock Bonus Plan and group life insurance and health benefits. In 1998, independent consultants continued to study the Corporation's compensation policies and review and develop strategies to relate a greater portion of compensation to corporate and business unit performance.

     Cash Compensation. In 1998, the Compensation Committee restructured the cash compensation paid to executive officers by approving the implementation of an annual cash bonus plan for corporate executives, including executive officers. The goal of this plan is to relate a greater portion of cash compensation to corporate performance. Historically, the Corporation relied on base salary as the predominant element of cash compensation. Cash bonuses were paid only in exceptional circumstances to reward extraordinary effort by an individual or for performance that was particularly beneficial to the Corporation. Prior to implementation of the new bonus plan, discretionary cash lump-sum payments were made to the five most highly compensated executive officers in early 1997 and to most executive officers in early 1998 as first steps in introducing an annual cash bonus. These lump-sum payments were not based on any particular measure of corporate performance but rather were determined largely by reference to levels of peer group cash compensation.

     In connection with the implementation of this annual cash bonus program, the Compensation Committee recognized that it was necessary to change the manner in which cash bonuses are reported. In the past, cash bonuses were reported as compensation for the year in which they were received. The Compensation Committee believes that this presentation was appropriate, as such bonuses were not formally linked to performance in any particular year. However, a cash bonus program based on performance for the prior fiscal year, such as the Corporation's new annual cash bonus program, must necessarily be retrospective, and cash payments made in early 1999 should be viewed as compensation for 1998. This transition from cash to accrual reporting could cause an overstatement of the amount that the Compensation Committee believes should rightly be viewed as 1998 cash incentive compensation if both the cash bonuses paid under the annual cash bonus program in early 1999 as well as the discretionary lump-sum payments made in early 1998 were counted as 1998 compensation. Consequently, the Compensation Committee determined that cash bonuses and lump-sum payments should be presented on a consistent, retrospective basis for all periods shown in the Summary Compensation Table. Accordingly, the lump-sum payments made in early 1998 and 1997 have been reclassified in each case as relating to the previous year. While this presentation is inconsistent with the cash bonus compensation for 1997 and 1996 as reported in prior years, the Compensation Committee believes that it better relates cash bonus compensation to the most recent corporate results, more accurately reflects trends in cash bonus compensation for the Corporation's executive officers in view of such results and facilitates the ongoing comparability of such compensation.

     Salary. In the past, salaries were targeted to deliver cash compensation at the 75th percentile of that of a group of surveyed industrial companies, in recognition of the Corporation's need to remain competitive in attracting and retaining talented executives to work as part of a small management team functioning in a demanding corporate and market environment. While it remains the Corporation's goal to target total cash compensation at this level, the intent of the bonus program is to target the base salary component of cash compensation at a lower percentile of total cash compensation of the surveyed companies and to rely on annual cash bonuses to provide the remaining cash compensation if performance incentives under the bonus program are met. Base salary remains an important element of executive compensation. In determining salary levels for executive officers, the Compensation Committee considers the following subjective and quantitative factors:

     - job level and responsibility;

     - recent corporate performance, including results of operations, success in implementing corporate strategy and long-term goals and development of future strategies; and

     - an objective of targeting salary at between the 50th and 60th percentile of total cash compensation as shown in surveys of a group of companies compiled by an independent consultant.

For 1998, the Compensation Committee relied on two surveys: first, a survey of over 600 industrial companies with revenues comparable to the Corporation (which group included four companies also included in Standard & Poor's Oil (Domestic Integrated) -- 500 Stock Index discussed under "Performance Graph" (the "Industrial Company Survey")), and second, a survey comprising major integrated oil and gas companies (which group included six companies also included in such stock index (the "Oil Industry Group Survey" and collectively, the "Surveys")). Consistent with the intent to place greater reliance on the annual cash bonus plan, salary increases were granted to only three of the Corporation's 15 executive officers in 1998.

     Cash Bonus. The annual cash bonus plan approved by the Compensation Committee for 1998 for executive officers, including the named executive officers, has both quantitative and discretionary elements. Fifty percent of the bonus is based on attainment of a specified target level of a quantitative corporate performance measure, namely, net income before interest and special items, and the other fifty percent of the bonus is discretionary. Certain executive officers, including one of the named executive officers, also participate in the cash bonus programs of their business units, and in such cases, one-third of the executive officer's cash bonus is based on attainment of the corporate performance measure, one-third is based on attainment of a specified performance measure for such executive officer's business unit, and one-third is discretionary. The weightings were developed to provide for a quantifiable performance incentive, but also to permit discretion to adjust compensation for individual performance relative to peers, unusual competitive market demands for specific skills, and unforeseen conditions such as a material change in the price assumptions underlying the quantitative component.

     No payouts were made for 1998 in respect of attainment of the quantitative performance measure because of the Corporation's substantial operating loss for 1998. However, recognizing that the operating loss was due in large part to a severe worldwide decline in the price of crude oil and refined petroleum products and the slippage of production schedules on oil and gas properties, both of which events were largely beyond the control of the executive officers, the Compensation Committee recommended the payment of discretionary bonuses to executive officers in an aggregate amount of $900,000. The cash bonus for each individual executive officer was approximately 36% lower on average than the discretionary cash lump-sum payment made for 1997.

     Total cash compensation for 1998 including salary and bonuses decreased 4.5% on average for all executive officers and 18% on average for the named executive officers. Cash compensation in excess of $1 million to the named executive officers is not deductible for federal income tax purposes.

     Long-Term Compensation -- Incentive Plan. The Incentive Plan was developed to align senior management's compensation more closely with the interests of stockholders. The guiding principle was to develop a program that would be:

     - stock-based

     - performance-oriented

     - accounting and cost efficient

     - competitive with that of other major companies

     - clear, concise and understandable to stockholders

     The Incentive Plan was adopted by the Board of Directors at its December 1995 board meeting and approved by stockholders at the 1996 annual meeting. The Incentive Plan is a broad-based plan that provides the Compensation Committee with authority to grant various types of stock-based and other compensation, including performance awards, stock options, restricted stock, deferred stock, dividend equivalents and stock appreciation rights. The Compensation Committee believes that a plan of this type affords the Compensation Committee the flexibility to design compensation packages that provide appropriate remuneration to attract and retain talented executives, while at the same time providing incentives to maximize shareholder value. The Incentive Plan initially reserved for issuance 4,500,000 shares of Common Stock, of which 105,000 remain available for future awards.

     Awards under the Incentive Plan to executive officers have been primarily option-based, as the Compensation Committee determined this would align executive and stockholder interests most closely, and would be most accounting efficient in that no charge to earnings is recorded upon the grant of stock options. The Compensation Committee's reliance on stock options for a significant portion of long-term compensation reflects a growing trend toward greater use of stock options by large industrial companies, including major oil companies.

     Long-Term Compensation -- 1998 Awards. For 1998, the Compensation Committee approved a long-term compensation program for its executive officers consisting exclusively of stock options. Recognizing the negative impact of the severe downturn in worldwide crude oil and refined product prices, the Compensation Committee determined that the 1998 long-term compensation program would be more modest than that in previous years. However, the Compensation Committee was also cognizant of management's achievement in 1998 of significant strategic initiatives envisioned in 1995 to increase returns on capital employed and enhance profitability, such as completion of a key refining joint venture, and of the need to reward such achievements and provide incentives for their continued implementation.

     Accordingly, the Compensation Committee granted awards of stock options with an exercise price at the market price on the grant date, reflecting the Compensation Committee's preference for a simple, motivational long-term compensation program. Although the objective is generally to target long-term compensation at the 75th percentile of such compensation among surveyed companies, the grant-date present value of 1998 stock option awards fall considerably short of this level, reflecting 1998 results of operations. The performance-based nature of the options will permit any compensation paid in respect of the options to a named executive in a fiscal year in excess of $1 million to be deductible by the Corporation for federal income tax purposes.

     The Compensation Committee approved awards on a discretionary basis of an aggregate of 505,000 options in February 1999, of which 310,000 options were awarded to executive officers. The Compensation Committee also approved awards of 25,000 shares of Restricted Stock for 1998, none of which were to executive officers.

     Other Benefit Plans. The Corporation has adopted certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as other eligible employees of the Corporation, subject to applicable limits imposed on contributions and benefits under the Code. In addition to group life insurance and health benefit plans, the Corporation has adopted the Employees' Savings and Stock Bonus Plan, approved by stockholders in 1981, under which executive officers can generally elect to invest on a pre-tax or after-tax basis up to 5% of salary in seven funds, one of which invests in Common Stock, and the Corporation provides matching contributions up to 5% of salary for each participant, all of which are invested in Common Stock. The Corporation believes that this matching structure helps to align the financial interests of all participants with those of stockholders to encourage them to work toward enhancing the value of the Common Stock.

     Compensation of the Chief Executive Officer. Mr. John B. Hess' cash compensation for 1998 was established in the manner discussed above for all executive officers. Mr. John B. Hess' combined salary and bonus for 1998 were well below the total cash compensation at the 75th percentile for chief executive officers in both the Industrial Company Survey and the Oil Industry Group Survey. His total cash compensation would fall below this percentile even if Mr. Hess' 1997 cash bonus, paid in early 1998, were included.

     In approving the award of stock options shown in the Summary Compensation Table to Mr. John B. Hess for 1998, the Compensation Committee again followed the principles set forth above in establishing long-term compensation for all executive officers in 1998. Based on comparative analyses of long-term peer compensation as published in the Surveys, the total present value of Mr. John B. Hess' long-term compensation (based on expected option values derived from the consultant's pricing model) was well below the 75th percentile of such compensation for chief executive officers in the Surveys.

     The Compensation Committee concluded that the total of Mr. John B. Hess' 1998 cash compensation and the grant date present value of his long-term compensation was reasonable compared with that of his peers and appropriate in view of the success of the critical corporate initiatives he has overseen in the face of extremely adverse market conditions.

                                          Nicholas F. Brady

                                          Peter S. Hadley

                                          William I. Spencer

                                          Robert N. Wilson

  PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return, assuming reinvestment of dividends, on the Corporation's Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's 500 Stock Index, which includes the Corporation, and the cumulative total return, assuming reinvestment of dividends, of Standard & Poor's Oil (Domestic Integrated) - 500 Stock Index, a published industry index which includes the Corporation, as of each December 31 over a five-year period commencing on December 31, 1993 and ending on December 31, 1998:

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)
                            YEARS ENDED DECEMBER 31

                                                                                 S&P OIL
                                                                                (DOMESIC
                                      AMERADA HESS        S&P 500 STOCK     INTEGRATED) - 500
                                       CORPORATION            INDEX            STOCK INDEX
1993                                     100.00              100.00              100.00
1994                                     102.42              101.32              104.92
1995                                     120.41              139.40              119.46
1996                                     132.93              171.40              151.07
1997                                     127.40              228.59              179.75
1998                                     116.77              293.91              145.93

OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of the most recent practicable date, information as to the ownership of more than 5% of any class of the Corporation's voting securities by beneficial owners known by the Corporation to hold more than 5% of any such class:

                                                                         AMOUNT AND
                                       NAME AND ADDRESS                  NATURE OF
                                        OF BENEFICIAL                    BENEFICIAL         PERCENT
     TITLE OF CLASS                         OWNER                        OWNERSHIP(a)       OF CLASS
     --------------                    ----------------                 ------------        --------
Common Stock............  FMR Corp.                                      13,636,963(b)       15.09
                          Edward C. Johnson 3d
                          Abigail P. Johnson
                          c/o FMR Corp.
                          82 Devonshire Street
                          Boston, Massachusetts 02109

Common Stock............  Leon Hess                                      11,677,705(c)        12.9
                          c/o Amerada Hess Corporation
                          1185 Avenue of the Americas
                          New York, New York 10036

Common Stock............  T. Rowe Price Associates, Inc.                  6,050,250(d)         6.6
                          100 E. Pratt Street
                          Baltimore, Maryland 21202

Common Stock............  Dodge & Cox                                     5,974,316(e)         6.6
                          One Sansome St., 35th Fl.
                          San Francisco, CA 94104

---------------

     (a) The information in the above table and in the notes thereto was obtained, with respect to FMR Corp. et al., Dodge & Cox, and T. Rowe Price Associates, Inc. ("Price Associates"), from Schedules 13G filed by such reporting persons with the Securities and Exchange Commission in February 1999. Information with respect to Mr. Leon Hess is as of February 3, 1999, and with respect to FMR Corp. et al., Dodge & Cox and Price Associates is as of December 31, 1998.

     (b) These shares represent the total number of shares reported as beneficially owned in a joint filing on Schedule 13G by the above listed reporting persons. These shares include 679,163 shares as to which one or more of such beneficial owners have sole voting power and 13,636,963 shares as to which one or more of them have sole dispositive power. FMR Corp. controls Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, which is the beneficial owner of 12,827,800 shares of Common Stock of the Corporation as a result of acting as investment adviser to various registered investment companies. FMR Corp. also controls Fidelity Management Trust Company, a wholly-owned bank subsidiary which is the beneficial owner of 786,313 shares of Common Stock of the Corporation.

     Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. Members of the Johnson family, through their ownership of voting common stock and the execution of a shareholders' voting agreement among the Johnson family group and all other Class B shareholders, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The number of shares reported in the table above with respect to such beneficial owners includes 22,850 shares owned directly by Mr. Johnson or in Johnson family trusts.

     (c) Mr. Leon Hess has sole voting and dispositive power over these shares.

     (d) These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole voting power with respect to 1,338,688 shares and sole dispositive power with respect to 6,050,250 shares.

     (e) This amount includes 5,451,976 shares as to which such beneficial owner has sole voting power, 64,200 shares as to which such beneficial owner has shared voting power, and 5,974,316 shares as to which such beneficial owner has sole dispositive power.

OWNERSHIP OF EQUITY SECURITIES BY MANAGEMENT

     The table below sets forth as to each director and named executive officer, and all directors and executive officers as a group, information regarding their ownership of equity securities of the Corporation on February 3, 1999. The persons listed below each have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column "Percent of Outstanding Shares of Common Stock Owned," the securities held represent less than one percent of the Common Stock.

                                                         AMOUNT AND
                                                         NATURE OF        PERCENT OF
                                                         BENEFICIAL       OUTSTANDING
                                                        OWNERSHIP OF       SHARES OF
                                                           COMMON           COMMON
                                                          STOCK(a)        STOCK OWNED
NAME                                                    ------------      -----------
------
Nicholas F. Brady......................................       1,400         --
J. Barclay Collins II..................................     183,363         --
Francis R. Gugen.......................................      65,900         --
Peter S. Hadley........................................       1,469(b)      --
John B. Hess...........................................   2,005,418(c)        2.2
Leon Hess..............................................   9,627,644          10.6
                                                          2,050,061(d)        2.3
Edith E. Holiday.......................................       1,400         --
William R. Johnson.....................................       1,400         --
Thomas H. Kean.........................................       2,400         --
W. S. H. Laidlaw.......................................     382,221(e)      --
Frank A. Olson.........................................       1,200         --
Roger B. Oresman.......................................      10,948         --
John Y. Schreyer.......................................     198,873         --
William I. Spencer.....................................       1,900         --
Robert N. Wilson.......................................       2,100         --
Robert F. Wright.......................................     120,489         --
All directors and executive officers as a group........  15,098,964          16.5

---------------

     (a) These figures include 362 shares vested in the name of Mr. Collins, 11,643 shares vested in the name of Mr. J. B. Hess, 5,521 shares vested in the name of Mr. Laidlaw, 2,873 shares vested in the name of Mr. Schreyer, and 34,498 shares vested for all executive officers and directors as a group under the Corporation's Employees' Savings and Stock Bonus Plan, as to which these individuals and the group have investment power but generally do not have voting power, except with respect to shares purchased with each such individual's own contributions, which will be voted by the plan trustee in accordance with such individual's written instructions, and 1,400 shares vested in the name of Mr. Gugen under AHL's Stock Purchase Plan, as to which Mr. Gugen has voting and investment power. These amounts also include 25,000 shares held in escrow under the Restricted Stock Plan for Mr. Collins, 10,000 shares held in escrow under the Incentive Plan for Mr. Gugen, 50,000 shares held in escrow under the Restricted Stock Plan for Mr. J. B. Hess, 40,000 shares held in escrow under said Plan for Mr. Laidlaw, 25,000 shares held in escrow under said Plan for Mr. Schreyer, and 192,000 shares held in escrow under said Plan and 35,000 shares held in escrow under the Incentive Plan for all executive officers and directors as a group, as to which these individuals and the group have voting power but not investment power. These amounts also include shares underlying options to purchase Common Stock of the Corporation, exercisable within 60 days of the date as of which this information is provided, awarded under the Incentive Plan in the following amounts: Mr. Collins, 148,000 shares, Mr. Gugen, 51,000 shares, Mr. John B. Hess, 404,000 shares, Mr. Laidlaw, 280,000 shares, Mr. Schreyer, 148,000 shares, and all executive officers and directors as a group, 1,310,500 shares. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of Common Stock underlying such options until such options are exercised.

     (b) Mr. Hadley holds these shares jointly with his wife and shares voting and investment power.

     (c) This figure includes 1,280,094 shares held by a family corporation, the preferred stock of which is held by a trust of which Mr. J. B. Hess is trustee and 33 1/3% of the common stock of which is owned by Mr. J. B. Hess. The preferred stock of such corporation has 99% of the total voting power of all classes of stock of such corporation. As trustee Mr.
        J. B. Hess has voting power and investment power with respect to such preferred stock. Mr. J. B. Hess' mother is the beneficiary of this trust and Mr. Leon Hess has a remainder interest therein. This figure also includes 63,291 shares held by a trust for the benefit of Mr. J. B. Hess and his children, of which Mr. J. B. Hess is trustee.

     (d) This figure includes 175,218 shares held by five corporations (including that referred to in note (e) below) of which Mr. Leon Hess is an officer, director and owner of voting preferred stock having at least 80% of the total voting power of all classes of stock and 31,016 shares held by five trusts of which Mr. Leon Hess is trustee. It also includes 1,843,827 shares held by Hess Foundation, Inc. of which Mr. Leon Hess is an officer and a director. It excludes 107,286 shares held by Capitol Street Corporation, a corporation in which Mr. Hess indirectly owns a minority equity interest. Mr. Hess disclaims beneficial ownership of such shares. Mr. Leon Hess' address is in care of the Corporation, 1185 Avenue of the Americas, New York, New York 10036.

     (e) Mr. Laidlaw also owns the common stock of a corporation, the preferred stock of which is owned by Mr. Leon Hess, which owns 35,000 shares of Common Stock. The preferred stock has more than 92% of the total voting power of all classes of stock of this corporation.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Based on the recommendation of its Audit Committee, the Board of Directors has selected the firm of Ernst & Young LLP as the independent auditors of the Corporation for the fiscal year ending December 31, 1999. Ernst & Young LLP has acted for the Corporation in such capacity since November 1, 1971. The Board proposes that the stockholders ratify such selection at the Annual Meeting.

     If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any such unanticipated matters.

     The cost of preparing and mailing this Proxy Statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Corporation. Solicitation will be made by mail. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, D. F. King & Co. has been retained to aid in the solicitation. The fees of said organization for this solicitation are not expected to exceed $20,000, exclusive of expenses.

     Proposals which stockholders wish to include in the Corporation's proxy materials relating to the 2000 Annual Meeting of Stockholders must be received by the Corporation no later than November 30, 1999.

     It is important that proxies be returned promptly. Stockholders are urged to date and sign the enclosed proxy and return it promptly in the accompanying envelope.

                      By order of the Board of Directors,

                                          CARL T. TURSI
                                               Secretary
New York, New York
March 29, 1999

                            Amerada Hess Corporation
                                     PROXY
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 5, 1999

     The undersigned hereby appoints JOHN B. HESS, W.S.H. LAIDLAW and LEON HESS, or any of them, proxies each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amerada Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 5, 1999, at 2:00 p.m., local time, and all adjournments thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Meeting or any adjournment thereof.

     The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Meeting or any adjournment thereof.

     Please indicate on the reverse side of this card how your stock is to be voted.

     IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED FOR ALL NOMINEES IN ITEM 1 AND FOR PROPOSAL 2 ON THE REVERSE SIDE OF THIS CARD.

     Receipt of Notice of the Meeting and of the Proxy Statement is hereby acknowledged.
                                                       AMERADA HESS CORPORATION
                                                       P.O. BOX 11213
    (continued and to be signed on reverse side.)      NEW YORK, N.Y. 10203-0213

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|      |
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES, AND A VOTE FOR
PROPOSAL 2.

1. Election of the following nominees as Directors for three-year terms expiring in 2002.

   For [X]             Withheld [X]             Exceptions* [X]

Nominees:  E.E. Holiday, W.S.H. Laidlaw, R.B. Oresman,
           R.N. Wilson, R.F. Wright

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)



*Exceptions ____________________________________


2. Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 1999.

   For [X]              Against [X]                 Abstain [X]


CHANGE OF ADDRESS AND/OR COMMENTS MARK HERE [X]







                                                                            __|


Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Dated: __________________________________


Signature(s): ___________________________


_________________________________________

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK. [X]

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.)